UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2008

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-18908

Oregon	93-0932102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27500 SW Parkway Avenue, Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-685-8888

Former name or former address if changed since last report: no change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On December 9, 2008 the Board of Directors of InFocus Corporation, an Oregon corporation (the “Company”), committed to a cost reduction plan. These actions will be taken in response to the global economic slowdown to reduce operating expenses and increase the Company’s operating efficiency.

The plan includes a reduction of the Company’s worldwide headcount by approximately 30% over the course of 2009, and further consolidation of the Company’s leased facilities.

The Company currently expects to incur a charge of approximately $1.3 million to $1.6 million in the fourth quarter of 2008 as the result of the headcount reduction. This charge, which consists primarily of severance payments, will result in cash outflows of approximately $1.3 million to $1.6 million during the fourth quarter of 2008 and over the course of 2009.

The charge associated with facilities consolidation is estimated to be approximately $4.0 million to $4.5 million and consists primarily of costs associated with continued rent obligations under vacated excess leased facility space, primarily located at the Company’s headquarters in Wilsonville. The charges will be incurred in the fourth quarter of 2008 and the first half of 2009 as the space is vacated, and will result in cash outflows over the remaining life of the leases through 2011.

The Company expects events related to this restructuring plan to be substantially complete by the end of 2009.

The press release announcing the Company’s restructuring plan is furnished with this current report as exhibit 99.1.

ITEM 8.01	OTHER EVENTS

On December 10, 2008 the Company issued a press release announcing the engagement of Thomas Weisel Partners LLC to provide strategic advisory services, including advice related to unsolicited offers recently received by the Company. A copy of the press release is furnished with this current report as Exhibit 99.2.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

The following exhibits are furnished herewith and this list is intended to constitute the exhibit index:

Exhibit No.	Title
99.1	InFocus Corporation Press Release dated December 15, 2008.

99.2	InFocus Corporation Press Release dated December 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOCUS CORPORATION

Date: December 15, 2008	By:	/s/Lisa K. Prentice
Lisa K. Prentice Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

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